Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
January 15, 2021	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES REDEMPTION OF ALL OUTSTANDING SHARES OF 7.625% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) (the “Company”) announced today that it intends to redeem all, approximately 2.8 million shares, of its outstanding Series B Cumulative Redeemable Preferred Stock (NYSE: DXPRB) (the “Series B Preferred Stock”) on February 15, 2021. The Series B Preferred Stock will be redeemed for $25 per share, plus $0.1535590 per share in accumulated and unpaid dividends, for an aggregate redemption price of $25.1535590 per share.

On the Redemption Date, dividends on the Series B Preferred Stock will cease to accumulate, and all rights relating to the Series B Preferred Stock will terminate, except the right to receive the Redemption Amount. Payment of the Redemption Amount will be made only upon delivery and surrender of the Series B Preferred Stock to Computershare Inc., the Company’s redemption and paying agent, during its normal business hours at the address specified in the Notice of Redemption.

Written notice of the redemption will be mailed on or about February 15, 2021. Questions relating to the Notice of Redemption and related materials should be directed to Computershare Inc., at 1-800-546-5141.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO.

Exhibit 99.1

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not historical facts, including statements relating to the redemption of the Series B Preferred Stock and other statements that use words such as “expect,” “intend,” “may,” “plan,” “will,” “would,” and similar terms, are “forward-looking statements” that involve risks and uncertainties including, but not limited to, general economic and market conditions. For a discussion of other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the SEC. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based.